Exhibit 5.1

December 10, 2012

BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Ladies and Gentlemen:

We have acted as counsel for BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), BreitBurn Finance Corporation, a Delaware corporation (“Finance Corp”), and certain other subsidiaries of the Partnership with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership and Finance Corp (collectively, the “Issuers”) and certain other subsidiaries identified on the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $450,000,000 aggregate principal amount of their 7.875% Senior Notes due 2022 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $450,000,000 aggregate principal amount of the Issuers’ outstanding 7.875% Senior Notes due 2022 (the “Old Notes” and, together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of January 13, 2012 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Issuers and the Guarantors, including the Indenture, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

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the New Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have relied, with the Issuers’ permission, upon the opinions of special counsel in the States of California, Colorado, Michigan, Virginia and Wyoming, dated as of the date hereof and filed as Exhibits 5.2, 5.3, 5.4, 5.5 and 5.6, respectively, to the Registration Statement, as to the valid existence of the Guarantors, the due authorization, execution and delivery of the Indenture by the Guarantors and the performance of obligations thereunder (including the Guarantee as provided therein) by the Guarantors.

Based on the foregoing, we are of the opinion that:

1. Each of the Issuers and each of the Guarantors is validly existing and in good standing.

2. Each of the Issuers has the power and capacity to execute and deliver the Indenture and to issue the New Notes in accordance with the terms and conditions thereof, and all necessary action has been taken on the part of each of the Issuers to authorize the execution and delivery of the Indenture, the issuance of the Notes and the performance by each of the Issuers of its obligations thereunder.

3. Each of the Guarantors has the power and capacity to execute and deliver the Indenture, and all necessary action has been taken on the part of each of the Guarantors to authorize the execution and delivery of the Indenture and the performance by each of the Guarantors of its obligations thereunder (including its Guarantee as provided therein).

4. The Indenture has been duly authorized, executed and delivered by each of the Issuers and each of the Guarantors.

5. When the New Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the New Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (b) the Guarantees will remain the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (b) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware (including all applicable statutory provisions and reported judicial decisions interpreting those laws), the laws of the States of California, Colorado, Michigan, New York, Virginia and Wyoming, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the laws of the States of California, Colorado, Michigan, Virginia and Wyoming, the opinions expressed herein are subject to the same qualifications, assumptions and limitations as set forth in such special counsels’ opinions filed as Exhibits 5.2, 5.3, 5.4, 5.5 and 5.6 to the Registration Statement, respectively.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.